UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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180 DEGREE CAPITAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 13, 2017
To the Shareholders of 180 Degree Capital Corp.:
NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of 180 Degree Capital Corp. (the “Company”) will be held on Tuesday, June 13, 2017, at 10:00 a.m., local time, at the offices of Schulte, Roth & Zabel, LLP, 919 Third Avenue, New York, New York 10022. This meeting has been called by the Board of Directors of the Company, and this notice is being issued at its direction. It has called this meeting for the following purposes:

1.	To elect five directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2.	To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2017;

3.	To cast an advisory vote on executive compensation as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure as included herein;

4.	To vote on the frequency of shareholder votes on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

We encourage you to contact us at 973-746-4500, from 9:00 a.m. to 5:00 p.m. EDT, if you have any questions.
Holders of record of the Company's common stock as of the close of business on April 18, 2017, will be entitled to vote at the Annual Meeting.
Whether or not you expect to be present in person at the Annual Meeting, please sign and date the accompanying proxy card and return it promptly in the enclosed business reply envelope, which requires no postage if mailed in the United States, so you will be represented at the Annual Meeting. Even if you vote your shares prior to the Annual Meeting, you may attend and vote your shares in person.

By Order of the Board of Directors,

April 28, 2017	Kevin M. Rendino
Montclair, New Jersey	Chairman and Chief Executive Officer

IMPORTANT: PLEASE MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THE MEETING DATE IS JUNE 13, 2017.

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7 N. Willow Street, Suite 4B
Montclair, NJ 07042
(973) 746-4500

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 13, 2017

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of 180 Degree Capital Corp. (the “Company,” “we,” “us” or “our”) for use at our upcoming 2017 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Tuesday, June 13, 2017, at 10:00 a.m., local time, at the offices of Schulte, Roth & Zabel, LLP, 919 Third Avenue, New York, New York 10022, and at any postponements or adjournments thereof. We are mailing this proxy statement and the accompanying notice and proxy card, along with the Company's Annual Report for the fiscal year ended December 31, 2016, to the Company’s shareholders entitled to vote at the Annual Meeting on or about April 28, 2017.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?
At the Annual Meeting, you will be asked to vote on the following proposals:

1.
To elect five directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified (“Election of Directors Proposal”);

2.
To ratify, confirm and approve the Audit Committee's selection of PricewaterhouseCoopers LLP as the independent registered public accountant for the fiscal year ending December 31, 2017 (“Ratification of Auditor Proposal”);

3.
To cast an advisory vote on executive compensation as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure as included herein (“Advisory Vote on Executive Compensation Proposal”);

4.	To vote on the frequency of shareholder votes on executive compensation (“Frequency of Advisory Votes on Executive Compensation Proposal”); and

5.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

We are not aware of any other matter that will be presented for your vote at the Annual Meeting.

Who is entitled to vote?
Only shareholders of record at the close of business on the Record Date, April 18, 2017, are entitled to receive notice of and to vote the shares of our common stock that they held on the Record Date at the Annual Meeting, or any postponements or adjournments thereof. Each outstanding share of common stock, as of the Record Date, entitles its holder as of the Record Date to cast one vote on each matter acted upon at the Annual Meeting. As of the Record Date, there were 31,121,562 shares of our common stock outstanding. If your shares are held for your account by a broker, bank or other institution or nominee, you may vote such shares at the Annual Meeting only if you obtain proper written authority from your institution or nominee that you present at the Annual Meeting.

How is a quorum determined?

A quorum of our stockholders must be represented at the Annual Meeting for any business to be conducted. Our Bylaws provide that a majority of the shareholders entitled to vote, present in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and Broker Non-Votes will be counted as shares represented at the Annual Meeting for purposes of determining the existence of a quorum. A "Broker Non-Vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner or other persons entitled to vote.

How can I vote?

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card and the Company receives it prior to the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you are a stockholder of record (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by written notification delivered to our Secretary, by voting in person at the Annual Meeting, or by executing another proxy bearing a later date. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted “FOR” each of the matters listed in this proxy statement. If any other matters properly come before the Annual Meeting, the persons named on the proxies will vote upon such matters at their discretion.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What is required to approve each proposal?

Election of Directors. For the Election of Directors Proposal, the directors will be elected by a plurality of the votes cast at the Annual Meeting. Broker Non-Votes will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

Ratification of Auditor. For the Ratification of Auditor Proposal, the proposal will be approved if a majority of the votes cast are cast in favor. Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal. Because brokers will have discretionary authority to vote for the ratification of the appointment of the Company’s independent registered public accounting firm in the event that they do not receive voting instructions from the beneficial owner of the shares, your broker will be permitted to vote your shares for this proposal.

Advisory Vote on Executive Compensation. For approving, on an advisory basis, the Advisory Vote on Executive Compensation Proposal, the proposal will be approved if a majority of the votes cast are cast in favor. Although the vote is non-binding on the Company, the Board will consider the outcome of the vote when making future compensation decisions. Abstentions and Broker Non-Votes will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

Frequency of Advisory Votes on Executive Compensation.  For approving, on an advisory basis, the Frequency of Advisory Votes on Executive Compensation Proposal, shareholders will have four voting options:  (1) three years (2) two years, (3) one year or (4) abstain.  The proposal will be approved by a plurality of the votes cast (i.e., the option with the most votes will be the advisory vote of shareholders).  Although the vote is non-binding on the Company, the Board will consider the outcome of the vote when determining the frequency of the shareholder vote on executive compensation.

Other Matters. All other matters being submitted to a shareholder vote pursuant to the Notice of Annual Meeting will be approved if a majority of the votes cast on a particular matter are cast in favor of that matter.

What are Broker Non-Votes?

Generally, Broker Non-Votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank or other nominee has not received voting instructions from the beneficial owner and lacks discretionary voting power to vote those shares with respect to that particular proposal. If your shares are held in the name of a brokerage firm, and the brokerage firm has not received your voting instructions with respect to that proposal, the brokerage firm cannot vote the shares on that proposal unless it is a “routine” matter. The Election of Directors Proposal or the Advisory Vote on Executive Compensation Proposal are not considered “routine” matters.

What happens if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the meeting, either with or without the vote of shareholders. If we propose to have the shareholders vote whether to adjourn the Annual Meeting, the proxy holders will vote all shares for which they have authority in favor of the adjournment. We may also adjourn the Annual Meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

Who will bear the costs of this solicitation?

The Company will bear the costs of this solicitation. Proxies are being solicited by Broadridge Financial Solutions, Inc., pursuant to its standard contract as proxy solicitor, the cost of which will be borne by us and is estimated to be approximately $35,000 plus out-of-pocket expenses. We will pay the cost of this solicitation of proxies by mail. Our officers and regular employees may also solicit proxies in person or by telephone without additional compensation. We will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse these persons for related postage and clerical expenses. It is estimated that those costs will be approximately $10,000.

May I revoke my vote?

Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time, before it is exercised, by written notification delivered to our Secretary, by voting in person at the Annual Meeting, or by executing another proxy bearing a later date.

What are the deadlines to nominate directors or to propose other business for consideration at the 2018 Annual Meeting of Shareholders?

Under Securities and Exchange Commission (“SEC”) rules, any shareholder proposals intended to be considered or presented for inclusion in our proxy statement and form of proxy for the 2018 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company at 180 Degree Capital Corp., 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, no later than January 1, 2018. In the event that the date of the 2018 Annual Meeting of Shareholders is changed by more than 30 days from the date of this year's meeting, we will announce the deadline for submitting shareholder proposals. Such deadline will be a reasonable time before the company begins to print and mail its proxy materials.

Under our Bylaws, nominations for directors may be made only by the Board, by the Nominating Committee, or by a shareholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the Bylaws) not less than 90 days or more than 120 days prior to the anniversary of the date of the immediately preceding Annual Meeting of Shareholders (i.e., between February 13, 2018, and March 15, 2018); provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. Proposals must also comply with the other requirements contained in the Company's Bylaws. Submission of a proposal does not guarantee inclusion in the proxy statement, as the requirements of certain federal laws and regulations must be met by such proposals.
Rule 14a-4 of the SEC’s proxy rules allows us to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders when we do not have notice of the matter at least 45 days before the anniversary of the date on which we first mailed the proxy materials for the prior year's annual meeting of shareholders or the date specified by the advance notice provision in our Bylaws. Our Bylaws contain such an advance notice provision as described above. For our 2018 Annual Meeting of Shareholders, expected to be held in June of 2018, shareholders must submit such written notice to our Secretary in accordance with the advance notice provision, as described above.
A copy of the provisions in the Bylaws discussed above may be obtained by submitting a written request to our Secretary.

How Many Shares do the Company’s Principal Shareholders, Directors and Executive Officers Own?

Set forth below is information, as of April 18, 2017, with respect to the beneficial ownership of our common stock by (i) each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers (as defined below) and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, to our knowledge, all shares are beneficially owned and investment and voting power is held by the persons named as owners. None of the shares owned by directors or officers have been pledged. Some of the information in the table below is from publicly available information that may be as of dates earlier than April 18, 2017. The percentage of ownership is based on 31,121,562 shares of common stock outstanding as of April 18, 2017, together with the exercisable options and/or shares of restricted stock for such shareholder, as applicable. In computing the percentage ownership of a shareholder, shares that can be acquired upon the exercise of outstanding options or shares of restricted stock are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise provided, the address of each holder is c/o 180 Degree Capital Corp., 7 N. Willow Street, Suite 4B, Montclair, NJ 07042.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Shares Owned

Independent Directors:
Stacy R. Brandom	43,976	*
Charles E. Ramsey(2)	100,302	*
Richard P. Shanley	79,229	*

Interested Directors(3):
Kevin M. Rendino	235,014	*
Daniel B. Wolfe(4)	194,916	*

Named Executive Officer:
Alicia M. Gift	3,049	*

All directors and executive officers as a group (6 persons)	656,486	2.1%

Five Percent Shareholders:
Ariel Investments, LLC(5)	5,282,791	17.0%
200 E. Randolph Drive, Suite 2900
Chicago, IL 60601

Financial & Investment Group, Ltd.(6)	1,777,181	5.7%
111 Cass Street
Traverse City, MI 49684
________________
* Less than 1 percent.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “1934 Act”).

(2)	All shares are owned jointly with wife.

(3)	Denotes an individual who is an “interested person” as defined in the Investment Company Act of 1940 (the “1940 Act”).

(4)	Includes 4,850 shares owned jointly with wife.

(5)	Based on information obtained in a Schedule 13G/A filed on January 10, 2017, Ariel Investments, LLC has shared dispositive power for these shares and shared power to vote 3,089,862 of these shares.

(6)
Based on information obtained in a Schedule 13G filed on January 18, 2017, Financial & Investment Group Ltd. has shared dispositive power for these shares and shared power to vote 1,777,181 of these shares.

Set forth below is the dollar range of equity securities beneficially owned by each director or nominee as of April 18, 2017.

Name of Director or Nominee	Dollar Range of Equity Securities Beneficially Owned (1)(2)(3)

Independent Directors:
Stacy R. Brandom	$50,001-$100,000
Charles E. Ramsey	Over $100,000
Richard P. Shanley	Over $100,000

Interested Directors(4):
Kevin M. Rendino	Over $100,000
Daniel B. Wolfe	Over $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) under the 1934 Act.

(2)	The dollar ranges are: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000 and over $100,000.

(3)	The dollar ranges are based on the price of the equity securities as of April 18, 2017.

(4)	Denotes an individual who is an “interested person” as defined in the Investment Company Act of 1940 (the “1940 Act”).

While the Company does not currently have any formal share ownership guidelines, in 2016, the named executive officers and Directors increased their ownership in the Company. The named executive officers collectively increased their ownership by 57,320 shares by buying through the share purchase plan or in the open market and through the vesting of restricted shares (after shares withheld for payment of taxes). The non-employee Directors collectively collectively increased their ownership by 264,199 shares by buying through the share purchase plan or in the open market and through the vesting of restricted shares (after shares withheld for payment of taxes).

During the fourth quarter of 2016, our Board of Directors authorized the repurchase of up to $2.5 million of the Company's common stock within a six-month period from the date of notice to investors. The Company is providing such notice to shareholders as of the mailing date of this Proxy Statement.

ELECTION OF DIRECTORS

(Proposal No. 1)

The five nominees listed below have been nominated to serve as our directors until the next annual meeting or until their respective successors are duly elected and qualified. The Board currently consists of five members with no vacancies. All five of the director nominees currently serve as directors. Although it is not anticipated that any of the nominees will be unable or unwilling to serve, in the unexpected event that any such nominees should become unable or decline to serve, it is intended that votes will be cast for substitute nominees designated by our present Board.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.

Nominees

Certain information, as of April 18, 2017, with respect to each of the five nominees for election at the Annual Meeting is set forth below, including their names, ages and a brief description of their recent business experience and qualifications, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company. All of the nominees have agreed to serve for a one-year term if elected and consent to being referred to in this proxy statement. The nominees for election as directors of the Company have been divided into two groups -- interested directors and independent directors. Interested directors are “interested persons” as defined in the 1940 Act. We do not currently have an advisory board.

Interested Directors

Kevin M. Rendino. Mr. Rendino, age 50, has served as Chairman, Chief Executive Officer and Portfolio Manager since March 2017. He has served as a member of the Company's Board since June 2016. Mr. Rendino is a financial services leader with three decades of Wall Street experience in capital markets, value investing and global equity markets. For over twenty years, Mr. Rendino worked on one fund, Basic Value Fund, with a consistent Graham and Dodd focus, at the same firm, BlackRock/Merrill Lynch. He was the value team leader, overseeing 11 funds and $13 billion in assets, a member of BlackRock’s Leadership Committee and a frequent contributor to CNBC, Bloomberg TV, Fox Business, The New York Times and The Wall Street Journal. For the entirety of his money management career, Mr. Rendino ranked in top quartile and beat competitor average and SPX by over 100 basis points. He also received numerous Lipper awards for Investment Excellence during his tenure. Since early 2016, Mr. Rendino has served on the board of directors of Rentech Inc., a global wood fiber company. Mr. Rendino has also served on the board of directors of Partners for Health, a public charity based in Montclair, New Jersey, since 2012 and has served as its chairman of the board since 2014. Partners for Health’s focus areas include: hunger and homelessness; policy and environmental changes that promote healthy people in healthy places; aging in our communities and mental health. Mr. Rendino was graduated from the Carroll School of Management at Boston College (B.S.). We believe that Mr. Rendino is qualified to serve on our Board because of his extensive experience in the financial services industry.

Daniel B. Wolfe. Mr. Wolfe, age 40, has served as President since January 2009, as Chief Financial Officer and Chief Compliance Officer since July 2016, and as Portfolio Manager and a member of the Company's Board since March 2017. He served as Chief Operating Officer and a Managing Director from January 2008 to June 30, 2016. He served as Chief Financial Officer from January 2008 to December 31, 2012, as Treasurer from May 2008 to December 31, 2012, and from July 2016 to April 2017, as Principal from January 2007 to January 2008, as Senior Associate from January 2006 to January 2007, as Associate from 2004 to 2005, and as Vice President from July 2004 to January 2008. Since January 2009, he has served as President and Chief Operating Officer and from January 2009 to December 31, 2012, as Chief Financial Officer of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company; and from October 2008 to May 2, 2012, he served as a member of its board of directors. He is Chief Executive Officer, President and a member of the board of directors of SynGlyco, Inc. (formerly Ancora Pharmaceuticals, Inc.) as well as President and a member of the board of directors of Black Silicon Holdings, Inc., privately held companies in which we have investments. He is a member of the board of directors of NGX Bio, Inc. and Produced Water Absorbents, Inc., privately held portfolio companies in which we have investments. Prior to joining the Company, he served as a consultant to Nanosys, Inc. (from 2002 to 2004), to CW Group (from 2001 to 2004) and to Bioscale, Inc. (from January 2004 to June 2004). He was graduated from Rice University (B.A.), where his honors included the Zevi and Bertha

Salsburg Memorial Award in Chemistry and the Presidential Honor Roll, and from Harvard University (A.M., Ph.D., Chemistry), where he was a NSF Predoctoral Fellow. We believe Mr. Wolfe is qualified to serve on our Board because of his intimate knowledge of our operations through his day-to-day leadership as President and Chief Financial Officer of the Company along with his comprehensive experience on the boards of directors of many of our privately held portfolio companies.

Independent Directors

Stacy R. Brandom. Ms. Brandom, age 59, has served as a member of the Company's Board since January 1, 2014. Since March 6, 2014, she has served as a member of the Board of Directors of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company. Since June 2015, she has been the Chief Financial Officer of Save the Children U.S., a not-for-profit serving the needs of children globally. Prior to joining Save the Children, Ms. Brandom was an Executive Vice President and Chief Financial Officer of Trinity Wall Street, an historic Anglican church in lower Manhattan, N.Y. from October 2009 to June 2015. She was a Managing Advisor of Brandom Advisors, from 2008 to 2009. Ms. Brandom served as Chief Financial Officer and Managing Director of Citi Smith Barney from 2005 to 2007. She held various positions at JPMorgan Chase and its predecessor firms from 1984 to 2005, including Chief Financial Officer of JP Morgan Chase Corporate Sector and Chase Middle Market Group; Head of Strategy and Administration, Corporate Business Service of JP Morgan Chase; Head of Strategy and Administration and Managing Director, Global Investment Banking (Chase); Head of Strategy and Managing Director, Global Bank (Chemical Bank, pre Chase merger). She was graduated from the University of North Texas (B.B.A.) and the Kellogg School of Business at Northwestern University (M.B.A.). She is a member of the board of directors of Bridges to Community, a non-governmental organization dedicated to construction projects in Nicaragua, and a member of the board of directors of Westchester Jazz Orchestra. We believe Ms. Brandom’s financial and compliance experience qualifies her for her role as a Chairperson of the Audit Committee.

Charles E. Ramsey. Mr. Ramsey, age 74, has served as a member of our Board since October 2002. Since May 2012, he has served as a member of the Board of Directors of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company. Since 1997, he has been a consultant in the area of human resources and venture capital. He is a retired founder and principal of Ramsey/Beirne Associates, Inc., an executive search firm that specialized in recruiting top officers for high-technology companies, many of which were backed by venture capital. He is a member of the board of directors and Chairman Emeritus of Bridges to Community, a non-governmental organization dedicated to construction projects in Nicaragua and the Dominican Republic. As Chairman Emeritus, he served on the Executive, Personnel and Administration and Fund Development Committees. He was graduated from Wittenberg University (B.A.). Mr. Ramsey was designated a Wittenberg Fellow on October 1, 2003, for his work in Nicaragua. We believe Mr. Ramsey is qualified to serve on our Board because of his long career in the field of human resources, where he recruited top officers and directors for high technology companies in the venture capital space. Also, Mr. Ramsey’s expertise and experience in human resources qualify him to serve as Chairman of our Nominating and Management Development Committee.

Richard P. Shanley. Mr. Shanley, age 70, has served as a member of our Board since March 2007. He has also served as our Lead Independent Director since May 2013. Since May 2012, he has served as a member of the Board of Directors of H&H Ventures Management, Inc., a wholly owned subsidiary of the Company. From February 2001 to December 31, 2006, he was a partner of Deloitte & Touche LLP. During his over 30 years of public accounting experience, he served as lead audit partner on numerous audit engagements for public and private companies and companies making public stock offerings. He served as lead audit partner primarily for biotechnology, pharmaceutical and high-tech companies, including companies enabled by nanotechnology. He has been actively involved on the Biotech Council of New Jersey, the New Jersey Technology Council, the New York Biotechnology Association, the Connecticut Venture Group, the Biotechnology Industry Organization and the NanoBusiness Alliance. He is Chairman of the board of directors of Redpoint Bio Corporation, a publicly held biotechnology company. He is an active member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants. He is a licensed Certified Public Accountant in New York. He was graduated from Fordham University (B.S.) and Long Island University (M.B.A.). We believe Mr. Shanley is qualified to serve on our Board because of his extensive prior financial, valuation and accounting experience, as well as his experience with companies investing in nanotechnology. Mr. Shanley’s knowledge of the financial, valuation and accounting areas, further qualifies him to be our Lead Independent Director and Chairman of our Valuation Committee.

Board and Committees

In 2016, there were 11 meetings of the Board. No director attended fewer than 75 percent of the total Board and committee meetings on which he or she served in 2016.

Our policy is that our directors are encouraged to attend annual meetings of shareholders. In 2016, all of the Company's then current directors attended the annual meeting of shareholders.

Board Leadership Structure

The Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board believes it should be free to choose its Chairman of the Board in any way that it deems best for the Company at any given point in time. Mr. Rendino, the current Chairman of the Board and Chief Executive Officer, is an “interested person” of the Company (as defined in Section 2(a)(19) of the 1940 Act). At present, the Board believes that Mr. Rendino's service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its shareholders. Mr. Rendino possesses detailed and in-depth knowledge of the day-to-day and overall issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

Mr. Rendino's combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees, and portfolio companies. The Board also believes that combining the Chairman of the Board and Chief Executive Officer roles is appropriate given our current asset size.

The Board members also believe that the Lead Independent Director plays an important role and fulfills most of the benefits to the Company of having an independent Chairman without the full expense of hiring an independent Chairman. The Lead Independent Director’s duties include acting as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, providing the Chairman with input regarding agenda items for Board and committee meetings, coordinating with the Chairman to provide information to the independent directors regarding their duties, coordinating the activities of the independent directors, including performing the role of Chairman of the Independent Directors Committee, coordinating the agenda for and moderating sessions of the Board's independent directors and other non-employee directors, and facilitating communications between the other members of the Board, between the Board and senior management, and between the Chief Compliance Officer and the Board. The Board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Chairman structure.

In addition, three of the five Directors, other than Mr. Rendino and Mr. Wolfe, are independent, and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Additionally, the independent directors serve as the chairpersons for all Board committees and meet on a quarterly basis in executive session with the Chief Compliance Officer.

Board’s Role in Risk Oversight

The Board as a whole, under the direction of the Lead Independent Director, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and the controls that management uses to mitigate those risks. Members of the senior management team meet annually to review the current risks for the Company’s business, and to ensure that the compliance policies and procedures are revised along with changes to the current risks. The risks and the amended policies and procedures are presented to the Board for its review and input at least annually. In addition, members of the senior management team meet quarterly to review strategic risks and report to the Board about these discussions as appropriate.

Additionally, the Board committees assist the full Board in risk assessment. The Independent Directors Committee meets regularly in executive session, with and without the Chief Compliance Officer, and oversees compliance and strategic risks of the Company. It also oversees the compliance policies and procedures of the Company and its service providers. The Audit Committee oversees compliance by the Company with legal and regulatory requirements. Specifically, the Audit Committee discusses with the Company’s management and independent registered public accountants the integrity of the Company’s financial reporting processes and controls, particularly the controls in areas representing significant financial and business risks, and reviews the Company’s compliance with certain regulatory requirements. The Audit Committee Chairman meets independently with the registered public accountants and the other outside accounting firms. The Compensation Committee reviews risks related to compensation policies and procedures. The Nominating and Management Development Committee considers risk assessment skills when considering nominees for the Board. The Board has appointed all independent members of the Board to the Valuation Committee to have oversight of valuation risk.

Communications with the Board

Shareholders and other interested parties may contact the Board, our Lead Independent Director, or any member of the Board by mail. To communicate with the Board, the Lead Independent Director or any member of the Board, correspondence should be addressed to the Board or the Board members with whom you wish to communicate, by either name or title. All such correspondence should be sent c/o 180 Degree Capital Corp., 7 N. Willow Street, Suite 4B, Montclair, NJ 07042. Such correspondence will be forwarded to the appropriate Board member or members after screening to eliminate marketing and junk mail.

Board Committees

The Company's Board had five committees comprised of the following members in 2016, all of whom were independent under the rules of the Nasdaq Global Market and “not interested” directors for the purposes of the 1940 Act:

Audit	Compensation	Nominating

Stacy R. Brandom(1)	W. Dillaway Ayres(1)	Charles E. Ramsey(1)
W. Dillaway Ayres	Dr. Phillip A. Bauman	Dr. Phillip A. Bauman
Richard P. Shanley	Stacy R. Brandom	Richard P. Shanley
Kevin M. Rendino(2)	Charles E. Ramsey
Kevin M. Rendino(2)

Valuation	Independent Directors

Richard P. Shanley(1)	Richard P. Shanley (1)
W. Dillaway Ayres	W. Dillaway Ayres
Dr. Phillip A. Bauman	Dr. Phillip A. Bauman
Stacy R. Brandom	Stacy R. Brandom
Charles E. Ramsey	Charles E. Ramsey
Kevin M. Rendino	Kevin M. Rendino
(1) Denotes the Chairperson of the Committee.
(2) Mr. Rendino resigned from the Audit and Compensation Committees in December 2016.

On March 27, 2017, Phillip A. Bauman and W. Dillaway Ayres informed the Company of their intent to resign from the Board effective as of that date. The resignations of Messrs. Bauman and Ayres are not owing to any disagreement with the Company on any matter relating to its operations, policies or practices. These resignations were expected following receipt of the requisite approval from shareholders at the Special Meeting of Shareholders on March 24, 2017, to implement the changes in the Company's business as detailed in its definitive proxy materials filed with the Securities and Exchange Commission on Form DEF14A on February 13, 2017.

As of March 27, 2017, the Company's Board had five committees comprised of the following members, all of whom were independent under the rules of the Nasdaq Global Market and “not interested” directors for the purposes of the 1940 Act:

Audit	Compensation	Nominating

Stacy R. Brandom(1)	Charles E. Ramsey(1)	Charles E. Ramsey(1)
Charles E. Ramsey	Stacy R. Brandom	Stacy R. Brandom
Richard P. Shanley	Richard P. Shanley	Richard P. Shanley

Valuation	Independent Directors

Richard P. Shanley (1)	Richard P. Shanley (1)
Stacy R. Brandom	Stacy R. Brandom
Charles E. Ramsey	Charles E. Ramsey
(1) Denotes the chairperson of the Committee

Audit Committee. The Audit Committee (i) oversees all material aspects of our accounting and financial reporting processes, internal control and audit functions; (ii) monitors the independence and performance of our independent registered public accountants; (iii) provides a means for open communication among our independent registered public accountants, financial and senior management, and the Board; and (iv) oversees compliance by us with legal and regulatory requirements.

The Audit Committee operates pursuant to a written charter approved by our Board. A current copy of the Audit Committee Charter of the Company is available on our website (http://ir.180degreecapital.com/governance.cfm). The Audit Committee Charter sets out the responsibilities, authority and duties of the Audit Committee. The Audit Committee met four times and did not act by unanimous written consent in 2016. The Audit Committee has selected, and a majority of the Board has ratified, PricewaterhouseCoopers LLP (“PwC”) as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017, subject to shareholder approval.

Audit Committee's Pre-Approval Policies

In 2016, the Audit Committee pre-approved all audit and non-audit services provided to us by PwC. The Audit Committee's Pre-Approval Policies and Procedures provide that the Audit Committee (or the Chairman pursuant to delegated authority) must pre-approve all auditing services and permitted non-audit services and that all such requests to provide services must be submitted to the Audit Committee or the Chairman, as the case may be, by both the independent auditor and the Chief Financial Officer.

The Audit Committee has determined that the provision of non-audit services that were provided during 2016 is compatible with maintaining PwC's independence in performing audit services for the Company.

Audit Committee Report

Our Audit Committee presents the following report:

The Audit Committee has performed the following functions: (i) the Audit Committee reviewed and discussed the audited financial statements of the Company with management, (ii) the Audit Committee discussed with the independent auditors the matters required to be discussed by PCAOB Rule 3526 “Communication with Audit Committee Concerning Independence,” (iii) the Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors' independence, and (iv) based on the review and discussions, the Audit Committee recommended to the Board of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Respectfully,

Members of the Audit Committee

Stacy R. Brandom (Chairperson)
Charles E. Ramsey
Richard P. Shanley

Compensation Committee. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to total compensation -- that is, changes in components of total compensation, including base salary, bonus and equity incentive plan compensation -- of the Chief Executive Officer and other executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total compensation. The Compensation Committee is composed entirely of directors who are independent under the rules of the Nasdaq Global Market and “not interested” directors as defined in the 1940 Act. Each of the Compensation Committee members is also a “non-employee director” as defined in Section 16 of the 1934 Act, and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). In addition, all Compensation Committee members meet the independence criteria prescribed by the Nasdaq Global Market for compensation committee membership. The Compensation Committee also annually reviews benefits for all employees. The details of the processes and procedures involved in the establishment of executive compensation and benefits are described in the Compensation Discussion & Analysis (“CD&A”) beginning on page 21. The Compensation Committee met four times and did not act by unanimous written consent in 2016.

The full Board, including a majority of the non-interested directors (as defined in Section 2(a)(19) of the 1940 Act), ultimately makes the final decisions regarding the Chief Compliance Officer's compensation and approves grants under the Company’s equity incentive plan made by the Compensation Committee for all employees as required by the 1940 Act.

The Compensation Committee Charter is available on the Company's website (http://ir.180degreecapital.com/governance.cfm).

Role of Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. In 2016, the Compensation Committee again engaged Johnson Associates, Inc. (“Johnson Associates”) to advise it on relevant executive pay and related issues. Johnson Associates reports directly to the Compensation Committee and not to management. Johnson Associates is independent from the Company, has not provided any services to the Company other than those that it has provided to the Compensation Committee, and receives compensation from the Company only for services provided to the Compensation Committee. The Compensation Committee assessed the independence of Johnson Associates pursuant to SEC rules and concluded that the work of Johnson Associates has not raised any conflict of interest. Mr. Ayres, the Chairman of the Compensation Committee, provided information to Johnson Associates regarding the role of each employee, our perceived competition and the Compensation Committee's goals with respect to compensation in general. Mr. Jamison, our Chief Executive Officer, also participated in conversations with Johnson Associates regarding overall compensation. During 2016, Johnson Associates assisted the Compensation Committee by:

•
Reviewing the Company's cash compensation and competitive market data with respect to private venture capital firms, asset management firms, public companies with similar market capitalizations and compliance professionals.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider participation on the Compensation Committee in 2016.

All members of the Compensation Committee are independent directors and none of the members is a present or past employee of the Company. No member of the Compensation Committee: (i) has had any relationship with us requiring disclosure under Item 404 of Regulation S-K of the 1934 Act; or (ii) is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Compensation Committee Report on Executive Compensation

Our Compensation Committee presents the following report:

The Compensation Committee has reviewed and discussed the CD&A with management and has recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully,

Members of the Compensation Committee

Charles E. Ramsey (Chairman)
Stacy R. Brandom
Richard P. Shanley

Nominating and Management Development Committee. The Nominating and Management Development Committee (the “Nominating Committee”) acts as an advisory committee to the Board by identifying individuals qualified to serve on the Board as directors and on committees of the Board, and to recommend that the Board select the Board nominees for the next annual meeting of shareholders. Additionally, the Nominating Committee supports the development of the Company’s management. The Nominating Committee met once and did not act by unanimous written consent in 2016.

The Nominating Committee annually reviews the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, potential conflicts of interest, diversity, age, skills, including risk assessment skills and specific past experience or particular expertise that would be useful to the Company, and industry backgrounds and knowledge in the context of the needs of the Board and the Company. The Nominating Committee also considers the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation in meetings. In particular, the Nominating Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s business.

While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (skills, industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Board believes that director nominees should not be chosen nor excluded solely or largely because of age, race, color, gender, national origin or sexual orientation or identity. Most importantly, the Board believes that diversity of experience is an important factor to consider when evaluating nominees because of the breadth of our business as a publicly traded, venture capital firm, operating as a business development company in many different industries relating to life sciences.

The Nominating Committee evaluates all candidates for the Board based on the above qualifications, regardless of whether the candidate was nominated by an officer, Board member or shareholder. The Nominating Committee also conducts annual reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, by reviewing the considerations described above and past contributions to the Board.

The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include:

•	The name of the shareholder and evidence of the person's ownership of shares of the Company, including the number of shares owned and the length of time of ownership;

•
The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected by the Nominating Committee and nominated by the Board; and

•	If requested by the Nominating Committee, a completed and signed directors’ questionnaire.

The shareholder recommendation and information described above must be sent to the Company's Secretary, c/o 180 Degree Capital Corp., 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, and must be received by the Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of shareholders or, if the meeting has moved by more than 30 days, a reasonable amount of time before the meeting. See “What Are the Deadlines to Nominate Directors or to Propose Other Business for Consideration at the 2018 Annual Meeting of Shareholders?” above for more information about shareholder nominations.

Preliminary interviews of director candidates may be conducted by the Chairman of the Nominating Committee or, at his request, any other member of the Nominating Committee or Board, the Lead Independent Director and the Chairman of the Board. Background material pertaining to director candidates is distributed to the members of the Nominating Committee for their review. Director candidates who the Nominating Committee determines merit further consideration are interviewed by the Chairman of the Nominating Committee and such other Nominating Committee members, directors and key senior management personnel as determined by the Chairman of the Nominating Committee. The results of these interviews are considered by the Nominating Committee in its deliberations. We do not currently pay any third party a fee to assist in the process of identifying and evaluating candidates.

The Nominating Committee operates pursuant to a written charter approved by our Board. The Nominating and Management Development Committee Charter sets out the responsibilities, authority and duties of the Nominating Committee. The Nominating and Management Development Committee Charter is available on our website (http://ir.180degreecapital.com/governance.cfm).

Valuation Committee. The Valuation Committee has the full power and authority of the Board in reviewing and approving the valuation of our securities for reporting purposes pursuant to our Valuation Procedures that were established and approved by the Board. The Valuation Committee met four times and did not act by unanimous written consent in 2016.

Independent Directors Committee. The Independent Directors Committee has the responsibility of proposing corporate governance and long-term planning matters to the Board, overseeing compliance and making the required determinations pursuant to the 1940 Act. All of the independent directors are members of the Independent Directors Committee. The Independent Directors Committee met four times and did not act by unanimous written consent in 2016.

Executive Officers

Our executive officers who are not nominees for directors are set forth below. Information relating to our executive officers who are nominees for directors is set forth under “Election of Directors – Nominees.” Our executive officers are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

Alicia M. Gift. Age 40, Ms. Gift has served as Senior Controller since June 2016 and Secretary and Treasurer since April 2017. From 2007 to 2015 she served as Controller at RNK Capital LLC. From 2002 to 2007 she was a Senior Associate at PricewaterhouseCoopers, in its financial services group. She was graduated Cum Laude from Baruch College (B.B.A). She is a Certified Public Accountant and a Certified Fraud Examiner. Ms. Gift became an Executive Officer of the Company with her appointment as its Treasurer in April 2017.

Related Party Transactions

The Company provides managerial assistance to our portfolio companies. In certain cases, we receive fees for providing such assistance. During the year ended December 31, 2016, we received fees totaling $1,002,853.

In order to ensure that the Company does not engage in any prohibited transactions with any persons affiliated with the Company, the Company has implemented written procedures, which are set forth in the Company’s Compliance Manual. Our Audit Committee must review in advance any “related-party” transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which such related party had, or will have, a direct or indirect material interest. The Board reviews these procedures on an annual basis.

In addition, the Company’s Code of Conduct for Directors and Employees (“Code of Conduct”), which is signed by all employees and directors on an annual basis, requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of the Company. Pursuant to the Code of Conduct, which is available on our website (http://ir.180degreecapital.com/governance.cfm), each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Chief Compliance Officer. The Independent Directors Committee is charged with monitoring and making recommendations to the Board regarding policies and practices relating to corporate governance. If there were any actions or relationships that might give rise to a conflict of interest, such actions or relationships would be reviewed and approved by the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10 percent of our common stock, to file reports (including a year-end report) of ownership and changes in ownership with the SEC and to furnish the Company with copies of all reports filed.
Based solely on a review of the forms furnished to us, or written representations from certain reporting persons, we believe that all persons who were subject to Section 16(a) in 2016 complied with the filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview

This CD&A describes the material elements of compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and the next most highly paid executive officer(s) (other than the principal executive officer and the principal financial officer) serving as such during 2016 and/or at the end of 2016 (the “named executive officers”). Set forth below is a list of the named executive officers and the positions they served during 2016 and/or at December 31, 2016:

•	Douglas W. Jamison, Chairman and Chief Executive Officer;(1)

•	Patricia N. Egan, Chief Financial Officer and Chief Compliance Officer(2);

•	Daniel B. Wolfe, President, Chief Financial Officer and Chief Compliance Officer(3); and

•	Misti Ushio, Executive Vice President and Chief Strategy Officer(4).

(1) Mr. Jamison resigned from the Company effective as of March 29, 2017, in order to pursue his role as Chief Executive Officer of HALE.life Corporation, a portfolio company of the Company.
(2) Ms. Egan resigned from the Company effective as of June 30, 2016.
(3) Mr. Wolfe was appointed Chief Financial Officer and Chief Compliance Officer effective as of July 1, 2016.
(4) Ms. Ushio resigned from the Company effective as of February 29, 2016, in order to pursue her role as Chief Executive Officer of TARA Biosystems, Inc., a portfolio company of the Company.

This CD&A focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year. We also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation for the last completed fiscal year. Pursuant to the written charter of our Compensation Committee (for purpose of this CD&A, the “Committee”), the Committee oversees the design and administration of our executive compensation program. The Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive.

Executive Summary

The Committee seeks to retain employees and also to ensure that they are compensated competitively when we recognize gains either through the sale of our portfolio companies or through their completion of initial public offerings (“IPOs”). The Committee believes that retention is especially important for a company of our size (seven full-time employees and one part-time employee as of December 31, 2016, and three full-time employees as of the Record Date), the specialized nature of our business and the long-term nature of our venture capital investments.

In 2016, the main elements of our compensation program were base salary, bonus, vesting of equity awards in the form of restricted stock granted in 2012 and other benefits and perquisites. In 2016, the named executive officers did not receive an annual increase in base salary, nor an increase to reflect a cost of living adjustment.

In January 2016, the Committee awarded a 2015 year-end bonus to each named executive officer based on: 1) the data provided by Johnson Associates for what we describe below as the “Referenced Group”; 2) performance goals (as discussed in more detail below); and 3) the importance of retaining critical employees. The 2015 year-end bonuses were paid in January 2016. Additionally, in December 31, 2016, based on an assessment of performance that occurred in 2016, along with market considerations and competition for talent, the Committee awarded bonuses in the amount of $75,000 and $75,000 to each of Douglas W. Jamison and Daniel B. Wolfe, respectively, as these two named executive officers were the only members of that group still employed by the Company as of December 31, 2016. The Committee noted that this level of total compensation was lower than the total compensation paid to these executives in 2015. The Committee further noted that the total compensation paid to all named executive officers employed by the Company at the end of 2016 was less than the total compensation paid to all named executive officers employed by the Company at the end of 2015 by approximately $901,000, owing primarily to the company employing fewer executive officers and lower bonuses.

The named executive officers did not receive any equity award grants pursuant to the Amended and Restated 2012 Equity Incentive Plan (the “Stock Plan”) in 2016. In 2012, the named executive officers received grants of restricted stock pursuant to the Stock Plan that were intended to cover equity compensation awards for at least a three year period (the “2012 Stock Awards”). In 2016, a total of 43,230 shares (prior to shares withheld for payment of taxes) of restricted stock under the 2012 Stock Awards vested for the named executive officers. On March 24, 2017, the Board accelerated the vesting of 322,545 shares of restricted stock held by employees and directors of the Company, including 82,200 shares of restricted stock held by Messrs. Jamison and Wolfe as detailed in its definitive proxy materials filed with the SEC on Form DEF14A on February 13, 2017. The Board did not accelerate 388,200 shares of restricted stock held by employees, and these shares of restricted stock were canceled in conjunction with the termination of the Stock Plan on March 27, 2017. While the Company does not currently have any formal share ownership guidelines, in 2016, the named executive officers and Directors increased their ownership in the Company.

To further incentivize and retain Messrs. Jamison and Wolfe, on December 23, 2015, we entered into Change of Control and Severance Agreements with each executive (the “Executive Severance Agreements”). Each of the Executive Severance Agreements provides for severance benefits in the event that an executive’s employment is terminated by us other than for “cause” or an executive resigns for “good reason,” with enhanced benefits following a change in control.

Our named executive officers do not have any special benefits or perquisites that are not available to all employees, nor do they participate in any deferred compensation plans.

The Committee considers the financial performance of the Company and its portfolio companies and the composition of the investment portfolio when it makes compensation decisions.

2016 Shareholder Vote on Executive Compensation

In June 2016, the Company held a shareholder advisory vote to approve, on an advisory basis, the compensation paid to our named executive officers for 2015, which resulted in 78 percent of the votes cast, not including abstentions, approving our say-on-pay resolution. The Committee considered the results of the advisory vote in reviewing our executive compensation programs for 2016, noting the high level of shareholder support, and elected to continue the same principles in determining the types and amounts of compensation to be paid to our named executive officers for 2016. The Committee will continue to focus on responsible executive compensation practices that attract, motivate and retain high-performance executives, reward those executives for the achievement of short-term and long-term performance, and support our other executive compensation objectives, including long-term career development and retention goals.

Compensation Program Objectives and Philosophy

In General. The historical objectives of the Company’s compensation program were to:

•	attract, motivate and retain employees by providing market-competitive compensation while preserving Company resources;

•	maintain our leadership position as an investment firm; and

•	align management’s interests with shareholders’ interests.

To achieve the above objectives, the Committee designed a total compensation program in 2016 for our named executive officers composed of a base salary, bonus opportunities, existing equity in the form of restricted stock and other benefits and perquisites. Our executive compensation programs and related data are reviewed throughout the year and on an annual basis by the Committee to determine whether the compensation program is providing its intended results. Based on its review, commencing in December 2015, the Company began offering severance benefits, with enhanced benefits following a change in control to Messrs. Jamison and Wolfe under the Executive Severance Agreements.

The Committee historically believed that the equity component of compensation was a crucial component of our compensation package. No additional equity awards were granted to the named executive officers in 2016 as the 2012 Stock Awards were intended to cover equity compensation awards for at least a three-year period. Shares of restricted stock are utilized for long-term incentive and to make the Company’s compensation program more competitive, particularly when compared with compensation programs of private partnerships that, unlike the Company, are able to award carried interest currently taxable as long-term gains and to permit co-investments in deals. The Committee notes that with the change of the status of the Company from a business development company to a registered closed-end fund, the equity incentive plan has been terminated owing to such plan not being permitted for registered closed-end funds. As such, equity-based compensation will no longer be part of the compensation program of the Company in subsequent years.

The Committee believes that retention is especially important for a company of our size and the specialized nature of our business. Historically, our employees were selected and trained to support our focus on investments in companies where the diligence on such investments requires highly specialized scientific knowledge. With the change of our focus to investing in what we believe are significantly undervalued, small publicly traded companies where we believe we can positively impact the business and valuation through constructive activism, we have selected and seek to retain our employees who have such skill-sets and expertise. Additionally, our structure as an internally managed registered closed-end fund requires specialized management, administrative, legal and financial knowledge of our specific regulatory regime. Because there are very few registered closed end funds with a portfolio of publicly traded small capitalization companies and privately held investments, it could be difficult to find replacements for certain executive, compliance and financial positions.

Competitive Market. For our investment team members, historically the competition for retention and recruitment was primarily private venture capital firms, UK-listed public IP companies. Currently, our competition for retention and recruitment are primarily hedge funds, asset management firms, small companies and, to a lesser extent, investment banking firms. These investment entities commonly pay at least 20 percent of the realized profits (including capital gains), or carried interest, of each newly raised fund to the management firm, which awards interests to its partners and employees. For our compliance and accounting professionals, in addition to the foregoing, the competition is other public companies without regard to industry, asset management companies, including private equity funds, and accounting firms. The Company does not have a readily identifiable peer group because most closed-end funds are not investing in small capitalization publicly traded companies and do not have a portfolio of privately held investments. Thus, we do not rely exclusively on the use of peer comparison groups in the design of our compensation program. As one factor in determining compensation, we utilize compensation comparables, on an individual basis, to the extent that they seem appropriately analogous, as provided to the Committee by its independent compensation consultant.

Compensation Process. On an annual basis, the Committee reviews and approves each element of compensation for each of our executive officers, taking into consideration the recommendation of our CEO (for compensation other than his own) in the context of the Committee’s compensation philosophy, to ensure that the total compensation program and the weight of each of its elements meets the overall objectives discussed above. The Committee also reviews tallies that include each element of compensation for the CEO and the Chief Compliance Officer. For the Chief Compliance Officer, the Committee recommends her compensation to the full Board, for approval by at least a majority of the non-interested directors (as defined in Section 2(a)(19) of the 1940 Act). All of our employees, including the named executive officers are “at will” employees.

In 2016, an independent compensation consultant, Johnson Associates, supplied the Committee with market data on all full-time positions. The information provided for 2016 was for asset management firms, and was adjusted to reflect compensation for an asset management firm with $100 to $200 million in assets under management. Data was also provided for asset management firms with larger market capitalizations and public companies with comparable market capitalizations. Further data was provided for 1940 Act compliance personnel (collectively, the “Referenced Group”). The independent consultant did not identify the names of companies included in the Referenced Group.

The Committee considers recommendations from the CEO regarding compensation, along with factors such as individual performance reviews and current and potential impact on Company performance, reputation, skills and experience. When determining compensation, the Committee considers the importance of retaining certain key officers whose replacement would be challenging owing to the Company’s status as a 1940 Act company and owing to its specialty investment focus. In determining overall compensation, the Committee also considers the highly specialized nature of certain positions and the multiple roles that individuals play in a company with relatively few employees in determining overall compensation.

When addressing executive compensation matters, the Committee generally meets outside the presence of all executive officers except our CEO, who leaves the meeting when his compensation is reviewed.

Regulatory Considerations. The 1940 Act permits internally managed business development companies to either pay out up to 20 percent of net income after taxes calculated on an annual basis through the implementation of a profit-sharing plan or issue up to 20 percent of shares issued and outstanding through implementation of an equity incentive plan. As noted above, we have historically issued restricted stock awards under the Stock Plan, however with the change of the Company's status to a registered closed-end fund in March 2017, the compensation program will no longer include an equity component.

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation paid to their CEO or any of their four other most highly compensated executive officers (other than the CFO), to the extent that compensation exceeds $1 million per covered officer in any fiscal year. However, the limitation does not apply to compensation that qualifies as performance-based compensation under Section 162(m) of the Code. Although we have designed the Stock Plan with the intention that awards made thereunder may qualify as performance-based compensation under Section 162(m) of the Code, we generally pay, and reserve the right to pay, amounts thereunder that do not qualify as such performance-based compensation if we determine such payments to be appropriate in light of our compensation objectives from time to time.

Our status for federal income tax purposes as a regulated investment company under Subchapter M of the Code makes the deductibility of our compensation arrangements a much less important factor for the Committee to consider than it would be if we were an operating company. The Company presently has more operating expenses than it can deduct for tax purposes, even before equity compensation. As a regulated investment company, the Company cannot, however, deduct operating expenses from its long-term capital gains, which are its most significant form of income. In addition, under Subchapter M of the Code, the Company cannot carry forward or backward any unused operating expenses from one year to future or prior tax years. We note that the Company did not meet certain requirements to qualify as a regulated investment company under Subchapter M of the Code in 2016. The Company therefore would have been able to deduct certain compensation expenses in 2016, however it did not require such deductions to be used owing to it not having any taxable income prior to such deduction.

Compensation Components

The principal elements of our executive compensation program for 2016 were base salary, bonus, existing equity awards in the form of restricted stock and other benefits and perquisites, and commencing in December 2015, severance benefits. The Committee believes that each element is essential to achieve the Company’s objectives as set forth above. The Committee is mindful of keeping cash compensation expenses at as low a level of total operating expenses as is consistent with maintaining our competitiveness to attract and retain high-quality employees.

Base Salaries. We recognize the need to pay our named executive officers, and other employees, a competitive annual base salary. We review base salaries for our named executive officers annually. In 2016, the Committee compared salary ranges for all executive officers against the Referenced Group. Base salaries have historically been adjusted annually for inflation and also based on changes in the marketplace and an executive’s individual performance, salary position among peers, career growth potential and/or a change in responsibilities.

In 2016, the named executive officers did not receive an annual increase in base salary, nor an increase to reflect a cost of living adjustment. For 2016, our CEO’s base salary has remained below market based on the market comparables provided to the Committee by Johnson Associates.

Bonuses. According to Johnson Associates, historically, our overall compensation has not in each instance been competitive for our named executive officers when we have not paid bonuses. If the named executive officers do not receive sufficient cash from base salary in a given year to provide market-competitive total compensation, as determined by the Committee and based on advice from the independent compensation consultant, the Committee may pay the named executive officers cash bonuses, subject to performance goals. In general, we have historically refrained from making significant increases in base salary, other than cost of living adjustments, from year to year, even when market data has supported an increase, and have used the ability to provide performance-based bonuses at the end of the year and other discretionary bonuses as determined from time to time by the Committee to provide market-competitive total compensation. We believe this strategy has provided management with the greatest flexibility in managing expenses since a material portion of total compensation is paid out after performance for the year can be evaluated.

Annual Bonuses. The Committee awards annual bonuses to our named executive officers to provide market-competitive total compensation. These awards are approved annually based on the Committee’s assessment of the achievement of performance goals established at the beginning of the year. In considering the amounts of the year-end bonus levels of our named executive officers for 2016, the Committee took into account:

•	The data provided by Johnson Associates for the Referenced Group;

•	Performance goals (as set forth below); and

•	The importance of retaining critical employees.

In the future, based on market conditions, our cash position and the size of our assets, the Committee may exercise its discretion to (1) award additional bonuses based on individual employee performance or for retention purposes, or (2) not award bonuses regardless whether other compensation is market competitive.

2016 Performance Goals

To align the 2016 bonus program with our 2016 business strategy, the Committee established the following corporate objectives and weightings:

•	25 percent overall corporate performance;

•	35 percent portfolio company performance; and

•	40 percent personal objectives.

The Committee established the specific objectives by taking into consideration the anticipated corporate objectives during the 2016 fiscal year, the stage of development of each of our portfolio companies and the role that each individual plays in achieving the corporate and portfolio company objectives. By way of process, the Committee directed management to propose a set of performance objectives and management proposed the overall corporate performance objectives, the portfolio company objectives and the personal objectives. The Committee and management then engaged in a back and forth dialogue regarding several variations of the original proposal before the Committee finally adopted the final objectives to be utilized.
Within the specific parameters of approved objectives, the Committee reserved for itself a significant level of discretion in reaching final determinations of achievement levels reached. The determination to reserve such discretion and flexibility arose from the Committee’s realization, based on prior years’ experiences that, given the Company’s business activities and the long-term nature of our investments, as circumstances change throughout a given fiscal year, on a macro and/or a micro level, specific/rigid formulas or guidelines for measuring achievement set in the beginning of a year, if strictly applied, may well incent activity that does not result in, or award bonuses that do not match, actual shareholder value creation in the short term or in the long term. The award criteria finally adopted were designed to provide management with a meaningful guideline for meeting the Committee’s criteria for a bonus award but not guarantee achievement, nor make achievement somewhat inevitable or impossible.
Overall Corporate Performance: 25 percent of the 2016 bonus was awarded based on the overall corporate performance of the Company, based on the Committee’s subjective evaluation. The following are illustrative examples of the types of things the Committee members considered in their final determination:

•	growth of net asset value per share over a multi-year period;

•	management of the Company for stock appreciation and enhancement of market capitalization;

•	execution of overall business strategy including:

◦	achievement of capital return where possible without forcing premature exits;

◦	deployment of new capital into growth and select early-stage portfolio companies;

•	fulfillment of internal control responsibilities;

•	continued development of robust deal pipelines;

•	continued improvement of transparency to shareholders;

•	maintenance of appropriate risk identification and mitigation strategies;

•	management and alignment of corporate budget with business strategy and capital availability;

•	consistent optimization of organization staffing and development;

•	implement all newly created regulatory compliance/corporate governance requirements;

•	maintenance of appropriate levels of liquidity; and

•	seeking opportunities to offset our annual expenses.

Portfolio Company Performance
Thirty five percent of the 2016 bonus was awarded based on the portfolio company performance, based on the Committee’s subjective evaluation. Achievement of explicit milestones or objectives (by Company management and/or the portfolio company itself) to which the current management team had deployed capital and in which we held an active interest in 2016 (see table of specific objectives below). The Committee retained the discretion to place greater or lesser emphasis on a particular portfolio company (or a particular objective) based on those companies in which we exercise a greater or lesser level of influence and control based on factors, including our ownership interest and board representation. The portfolio company objectives generally fell into the following categories:

•	Meet revenue, cash flow and bookings targets;

•	Meet milestones for round of financing;

•	Launch first products;

•	Realize value from the sale or IPO of the company;

•	Expand management and technical team;

•	Secure grants from foundations, government agencies or other sources;

•	Build development-stage business opportunities;

•	Complete initial testing of pilot facilities;

•	Sign development/licensing/distribution agreements;

•	Sign manufacturing relationships;

•	Continue to make technical progress; and

•	Make progress on internal drug development efforts.

Named Executive Officers 2016 Personal Objectives

Forty percent (40 percent) of the 2016 bonus was awarded on personal objective performance. Set forth below are descriptions of the individual objectives established for each of our named executive officers for 2016. Performance against the individual objectives was evaluated by the Committee in light of each participant’s individual roles and responsibilities. The Committee reserved for itself a significant level of discretion in reaching final determinations of achievement levels reached. The Committee notes that the following personal objectives do not include those for

Patricia N. Egan and Misti Ushio, named executive officers who resigned in 2016, as with such resignations the personal objectives became unnecessary.

Douglas W. Jamison (Objectives consistent with position as Chief Executive Officer and Chairman)

•	Plan for 180 Degree Capital Corp.'s (f/k/a Harris & Harris Group’s) strategic growth, including capital needs;

◦	Build precision health portfolio and consummate financing partnership to drive future structure;

◦	Grow net asset value over a multi-year period;

•	Manage the venture capital portfolio to maximize its value over the life-time of the investments in the portfolio including:

◦	provide support for the achievement of milestone targets, and positioning portfolio companies for profitable liquidity events;

◦	Where appropriate, monetize portfolio companies; and

•	Secure adequate capital for 2017 and beyond

•	Fulfillment of internal control responsibilities;

Daniel B. Wolfe (objectives consistent with position as President, Chief Financial Officer and Chief Compliance Officer)

•	Plan for 180 Degree Capital Corp.'s (f/k/a Harris & Harris Group’s) strategic growth, including capital needs;

◦	Plan income producing portfolio approach and maintain pipeline of investment opportunities;

◦	Help build precision health portfolio and consummate financing partnership to drive future structure;

◦	Grow net asset value over a multi-year period;

•	Manage the venture capital portfolio to maximize its value over the life-time of the investments in the portfolio including:

◦	Provide support for the achievement of milestone targets, and positioning portfolio companies for profitable liquidity events;

◦	Where appropriate, monetize portfolio companies;

•	Manage operating expenses and oversee corporate cash management;

•	Secure adequate capital for 2017 and beyond;

•	Fulfillment of internal control responsibilities; and

•	Coordinate quarterly valuation process.

Annual Bonus Targets

For 2016, the Committee approved target bonus levels as a percentage of annual base salary for our named executive officers. In addition, the Committee approved an additional percentage of annual base salary an employee would be eligible for in the Committee’s discretion based on extraordinary performance. The Committee also reserved the right to approve bonus amounts below target level or above this level at their discretion.

Name	Target Bonus Amount	Board Discretionary Bonus Amount	Total Bonus Opportunity
Douglas W. Jamison	50%	50%	100%
Daniel B. Wolfe	40%	40%	80%

Achievement of Performance Objectives in 2016

The following table sets forth the level of achievement of the performance objectives for our 2016 annual bonus, the payout level and the principal factors affecting the determination of the completion of the objectives.

Performance Objectives	Payout Level (as a Percentage of total target)	Factors Affecting Determination
Overall Corporate Performance (25% of aggregate target amount)	15%
In approving a payout of 25% of the target award total for this objective, the most significant factor considered by the Committee was the fact that the Company reduced its operating expenses and net operating loss by 22 percent and 37 percent in 2016 versus 2015, the sale of the company's position in Metabolon, Inc., for a net gain of approximately $3.5 million and repayment of the Company's credit facility in full. The Committee also noted the active re-positioning of the Company led by members of management. These positive events were offset in part by the Committee noting that the Company’s net asset value per share (“NAV”) and the stock price decreased.

Portfolio Company Performance (35% of aggregate target amount)	30%
In approving a payout of 35% of the target award total for this objective, the Committee noted that the Company’s private portfolio companies performed well in 2016. The companies that important for future returns, D-Wave, ORIG3N and HZO all raised capital at flat or increased valuations in 2016. AgBiome continued to execute on its business and is in a strong cash position. Management minimized follow-on investments in many of our companies, preserving more capital on the Company's balance sheet than originally planned. A review of the 2016 Performance Goals for our portfolio confirms that the companies executed on the goals established for them. The weakness in portfolio company objectives came from the declining price of our publicly held positions throughout 2016.

Personal Objectives (40% of aggregate target amount	35% to 40%
In approving a payout of 35% out of 40% for Mr. Jamison and 40% out of 40% for Mr. Wolfe, the Committee noted that many of the personal performance goals were met, with special emphasis on managing the current venture capital portfolio and repositioning the Company for future growth. The Committee determined that for Mr. Jamison, his percentage should be less than the percentage for the other named executive officers due to the year-over-year decrease in the Company’s stock price and net asset value per share.

The table below lists the 2016 annual bonus payment made to the named executive officers based on the forgoing determinations by the Committee:

Name	2016 Annual Bonus
Douglas W. Jamison	$75,000
Daniel B. Wolfe	$75,000

Equity Incentive Awards. Our equity incentive awards were meant to substitute for carried interest that our investment professionals likely would receive were they employed by private-sector venture capital firms, which typically pay at least 20 percent of profits before any taxes to such employees as incentive compensation. Further, that carried interest is usually in the form of capital gains, not ordinary income. Therefore, the Committee annually reviews the implementation of our equity incentive plan to ensure that there is enough vesting of equity incentive grants over time so that our named executive officers are compensated competitively in the event that the Company’s portfolio companies have exit opportunities through IPOs or acquisitions, balanced with the intention of aligning our named executive officers’ interests with the interests of shareholders.

Further, the Committee grants awards under the Stock Plan in order to compete with the Referenced Group to retain the specially qualified and trained personnel that have been carefully recruited and developed for the Company’s specialized business. Because our primary competitors are organized as private partnerships, they can afford for cash compensation to be a large percentage of their total expenses. Unlike us, they are not prohibited from paying out at least 20 percent of their profits to key employees, primarily in the form of long-term capital gains. They also, unlike us, are permitted to grant their employees co-investment rights.

The named executive officers did not receive any grants of equity awards pursuant to the Stock Plan in 2016. In 2012, the named executive officers received the 2012 Stock Grants that were intended to cover a three-year period. In 2016, a total of 43,230 shares (prior to shares withheld for payment of taxes) of restricted stock under the 2012 Stock Grants vested for the named executive officers. The named executive officers have no shares of restricted stock outstanding under the 2012 Stock Grants as of the date of this Proxy Statement. On March 24, 2017, the Board accelerated the vesting of 322,545 shares of restricted stock held by employees and directors of the Company, including 82,200 shares of restricted stock held by Messrs. Jamison and Wolfe as detailed in its definitive proxy materials filed with the Securities and Exchange Commission on Form DEF14A on February 13, 2017. The Board did not accelerate 388,200 shares of restricted stock held by employees, and these shares of restricted stock were canceled in conjunction with the termination of the Stock Plan on March 27, 2017.

Generally, the Committee is made aware of the tax and accounting treatment of various compensation alternatives. Generally Accepted Accounting Principles (“GAAP”) require us to record the fair value of equity awards on the date of grant as a component of equity. We account for the Stock Plan in accordance with GAAP, which requires that we determine the fair value of all share-based payments to employees, including the fair value of grants of employee restricted shares, and record these amounts as an expense in the Consolidated Statements of Operations over the vesting period with a corresponding increase to our additional paid-in capital. The increase to our operating expenses is offset by the increase to our additional paid-in capital, resulting in no net impact to our net asset value. Upon vesting, the restricted shares were added to our shares outstanding which decreased our net asset value per share.

Severance Benefits. To further incentivize and retain Messrs. Jamison and Wolfe and Mses. Egan and Ushio, on December 23, 2015, we entered into an Executive Severance Agreement with each executive. Mses. Egan and Ushio each resigned from the Company in 2016 and did not receive any benefits prescribed by their respective Executive Severance Agreements. Mr. Jamison also did not receive any benefits prescribed by his Executive Severance Agreement upon his resignation from the Company in March 2017.

Each of the Executive Severance Agreements provides that the executive will receive the following severance benefits in the event that an executive’s employment is terminated by us other than for “cause” or an executive resigns for “good reason.”

•	Twelve months of base salary to be paid in cash periodically in accordance with the Company’s normal payroll policies;

•
a portion of executive’s incentive compensation in cash for the fiscal year in which executive's employment terminates, pro-rated based on time employed during the fiscal year, only to be paid to the extent that performance metrics in the plan are achieved and at the same time as payments to other executives in the applicable incentive compensation plan are paid; and

•	Twelve months of COBRA premiums.

Further, under the terms of each Executive Severance Agreement, in the event an executive’s employment is terminated other than for “cause” or an executive resigns for “good reason” within the period commencing three months prior to a change in control and ending 12 months after a change in control, the severance will consist of:

•	Twelve months of base salary to be paid in a single cash lump-sum;

•	a portion of an executive’s incentive compensation in cash for the fiscal year in which executive's employment terminates, pro-rated based on time employed during the fiscal year;

•
One hundred percent of an executive’s then-outstanding and unvested time-based equity awards that do not already contain a provision for accelerated vesting upon a change in control will become vested in full. For equity awards with vesting based on the achievement of performance criteria, 50 percent of the executive’s then-outstanding and unvested performance-based equity awards that do not already contain a provision for accelerated vesting upon a change in control will vest. The remaining 50 percent of the executive’s then-outstanding and unvested performance-based equity awards that do not already contain a provision for accelerated vesting upon a change in control will vest only if the terms that result in the change in control meet the performance criteria that would have triggered such vesting; and

•	Twelve months of COBRA premiums.

For purposes of the Executive Severance Agreements, "cause" generally means:

•	an act of dishonesty made in connection with the executive’s responsibilities as an employee;

•	conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement;

•	gross misconduct;

•	unauthorized use or disclosure of any proprietary information or trade secrets;

•	willful breach of any obligations under any written agreement or covenant with the Company;

•	failure to cooperate in good faith with a governmental or internal investigation; or

•	continued failure to perform duties after receiving a written demand of performance.

For purposes of the Executive Severance Agreements, "good reason" generally means a voluntary termination following the occurrence of one or more of the following, without the executive’s consent that is not cured within 30 days of notice to the Company:

•	a material reduction of responsibilities;

•	a material reduction in base salary; or;

•	a material change (at least 50 miles) in the geographic location of Executive’s primary work facility or location.

Benefits and Perquisites. We provide the opportunity for our named executive officers and other full-time employees to receive certain perquisites and general health and welfare benefits, which consist of life and health insurance benefits, reimbursement for certain medical expenses and gym membership fees. We offer participation in the 180 Degree Capital Corp. Employee Stock Purchase Plan, which allows employees to buy shares of the Company in the open market up to four times per year, at the closing price on the Nasdaq Global Market using post-tax payroll deductions. We also offer participation in our defined contribution 401(k) plan. For the year ended December 31, 2016, the Committee approved a 401(k) plan match of 100 percent of employee contributions up to the annual maximum of $18,000 (or $24,000 for employees age 50 or over). In 2016, our executive officers, including our Chief Executive Officer, Mr. Jamison, received the same benefits and perquisites as our full-time administrative employees. None of our named executive officers are currently entitled to any non-qualified deferred compensation benefits.

Internal Pay Equity

In 2016, the Committee discussed the internal pay equity of the named executive officers. The Committee noted that our investment professionals work together as a team rather than as a collection of individuals, which had been the historical basis for the Committee's decision in most years to pay all Managing Directors identical bonuses, regardless of any other corporate duties. However, based on comparables as provided by Johnson Associates, the Committee’s independent compensation consultant, the Committee has differentiated the CEO and President base salary to be more in line with the data from the independent compensation consultant as compared with the Referenced Group. Even at his base salary level, Mr. Jamison’s salary remains below market comparables.

The Committee further noted that Messrs. Jamison and Wolfe should receive a higher bonus than other employees based on their income-generating role and to keep their total compensation competitive with the Referenced Group.

Clawback Policy (Recoupment)

If the Board determines that an executive officer has engaged in fraud, willful misconduct or a violation of Company policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Committee will review all performance-based compensation awarded to or earned by that executive officer on the basis of performance during fiscal periods materially affected by the restatement. This would include annual cash incentive/bonus awards and all forms of equity-based compensation. If, in the Committee’s view, the performance-based compensation would have been materially lower if it had been based on the restated results, the Committee will, to the extent permitted by applicable law, seek recoupment from that executive officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

In determining whether to recover a payment, the Committee shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation. The Committee shall have sole discretion in determining whether an executive officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

Remuneration of Named Executive Officers

2016 Summary Compensation Table

The following table sets forth a summary for the years ended December 31, 2016, December 31, 2015, and December 31, 2014, of the cash and non-cash compensation paid to our named executive officers. The primary elements of each named executive officer's total compensation reported in the table are base salary and bonuses The Summary Compensation Table should be read in conjunction with the CD&A and the other tables and narrative descriptions that follow.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Douglas W. Jamison Chairman and Chief Executive Officer	2016	350,000	0	0	75,000	18,172	443,172
	2015	350,000	50,000	0	125,000	18,162	543,162
	2014	332,000	50,000	0	75,000	17,651	474,651
Daniel B. Wolfe President, Chief Financial Officer and Chief Compliance Officer(4)	2016	335,000	0	0	75,000	18,122	428,122
	2015	335,000	50,000	0	125,000	18,120	528,120
	2014	322,000	50,000	0	75,000	17,617	464,617
Patricia N Egan Chief Financial Officer and Chief Compliance Officer(5)	2016	125,000	0	0	0	0	125,000
	2015	250,000	30,000	0	60,000	18,108	358,108
	2014	225,000	20,000	0	50,000	17,600	312,600
Misti Ushio Chief Strategy Officer(6)	2016	55,000	0	0	0	0	55,000
	2015	330,000	50,000	0	125,000	18,144	523,144
	2014	311,000	50,000	0	75,000	17,644	453,644

(1)	Amounts reported for 2015 and 2014 reflect Retention Bonuses paid to the named executive officers in those years. The Company did not pay Retention Bonuses in 2016.

(2)	The amounts reported reflect the amounts earned under the Company’s annual bonus plan for the applicable fiscal year.

(3)
Amounts reported for 2016 represent our contributions to the Company's 401(k) Plan ($18,000 for 2016) and group term life insurance premiums paid on behalf of the named executive officer. The named executive officers did not earn any other compensation reportable in this column for 2016 that met the threshold reporting requirements.

(4)	Mr. Wolfe assumed the roles of Chief Financial Officer and Chief Compliance Officer on July 1, 2016.

(5)	Ms. Egan resigned from the Company on June 30, 2016.

(6)	Ms. Ushio resigned from the Company on February 29, 2016.

2016 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2016.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Douglas W. Jamison(1)	190,200	262,476
Daniel B. Wolfe(1)	190,200	262,476
Patricia N. Egan(2)	0	0
Misti Ushio(3)	0	0

(1)	82,200 shares vested on March 24, 2017. All remaining shares of restricted stock were canceled in conjunction with the termination of the Equity Plan on March 27, 2017.

(2)	Ms. Egan resigned from the Company on June 30, 2016.

(3)	Ms. Ushio resigned from the Company on February 29, 2016.

2016 Option Exercises and Stock Vested

The following table sets forth information regarding shares of restricted stock for which forfeiture restrictions lapsed during the fiscal year ended December 31, 2016. None of the named executive officers held or exercised stock options in 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Douglas W. Jamison	19,800	29,601
Daniel B. Wolfe	19,800	29,601
Patricia N. Egan	3,630	5,844
Misti Ushio	0	0

(1)
Number of shares acquired upon vesting is before withholding of vesting shares by the Company to satisfy tax withholding obligations. Each of our named executive officers elected to satisfy tax withholding obligations by having the Company withhold a portion of the vesting shares.

(2)	Value realized upon vesting is based on the closing trading price per share of our common stock on the vesting dates ($1.61 on June 30, 2016, and $1.38 on December 31, 2016).

Potential Payments upon Termination or Change in Control

The table below describes and estimates additional compensation and benefits that the named executive officer would have become entitled to pursuant to their Executive Severance Agreement upon a termination of their employment in certain circumstances or in the event of a change in control, in each case assuming such event had occurred on December 31, 2016. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of the named executive officers would receive in such circumstances. The table excludes (i) compensation amounts accrued through December 31, 2016 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our retirement plan that are generally available to all of our salaried employees. In addition, where applicable, the amounts reflected for bonuses reflect the actual amounts paid to the named executive officer for 2016, since the hypothetical termination or change in control date is the last day of the fiscal year for which the bonus is to be determined.

Name	Termination Without Cause or Resignation for Good Reasons Unrelated to a Change of Control			Termination Without Cause or Resignation Related to a Change in Control
	Salary ($)	Bonus ($)	Benefits ($)	Salary ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards(4) ($)
Douglas W. Jamison(1)	350,000	75,000	34,603	350,000	75,000	34,603	262,476
Daniel B. Wolfe(1)	335,000	75,000	34,603	335,000	75,000	34,603	262,476
Patricia N. Egan(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Misti Ushio(3)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
——————————

(1)	All amounts are calculated as of December 31, 2016. The base salary of Douglas W. Jamison and Daniel B. Wolfe was increased in 2017 to $415,000 and $415,000, respectively.

(2)	Ms. Egan resigned on June 30, 2016, and was therefore no longer entitled to any payments.

(3)	Ms. Ushio resigned on February 29, 2016, and was therefore no longer entitled to any payments.

(4)	Value of Equity Incentive Awards is calculated using the closing share price on December 31, 2016 of $1.38.

Remuneration of Directors

The following table sets forth the compensation paid by us to our directors for the year ended December 31, 2016. During 2016, we did not pay or accrue any pension or retirement benefits for our non-employee directors.

2016 Director Compensation

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Independent Directors:
W. Dillaway Ayres, Jr.	53,729	3,480	0	57,209
Dr. Phillip A. Bauman	46,229	3,480	0	49,709
Stacy R. Brandom	53,729	3,480	0	57,209
Charles E. Ramsey	52,458	3,480	0	55,938
Richard P. Shanley	76,188	3,480	0	79,668
Kevin M. Rendino	57,472	3,480	0	60,952

Interested Directors:
Douglas W. Jamison	0	0	0	0
——————————

(1)
2,000 shares of restricted stock were granted to each director on June 7, 2016. All of these shares vested on March 24, 2017, as detailed in its definitive proxy materials filed with the Securities and Exchange Commission on Form DEF14A on February 13, 2017. The figures in this column do not represent amounts actually paid to non-employee directors, but represent the GAAP-based grant date fair value for all shares of restricted stock granted in 2015 based on the closing price of our common stock on the date of grant, in accordance with FASB ASC Topic 718.

(2)
As of December 31, 2016, Messrs. Ayres, Bauman, Ramsey and Shanley had 3,999 shares of restricted stock outstanding, Ms. Brandom had 3,999 shares of restricted stock outstanding and Mr. Rendino had 2,000 shares of restricted stock outstanding. The vesting of these shares of restricted stock was accelerated on March 24, 2017, in conjunction with the company's transition from a business development company to a registered closed-end fund.

In 2016, the Board of Directors received retainers, paid quarterly in arrears of (1) $20,000 per year for each director, $5,000 per year for committee Chairpersons (except for the Valuation Committee Chairperson), $10,000 per year for the Valuation Committee Chairperson, and $15,000 per year for the Lead Independent Director; and (2) $10,000 per year for service on the Valuation Committee, $7,500 per year for service on the Audit Committee, $5,000 per year for service on the Compensation Committee, $5,000 per year for service on the Nominating Committee and $5,000 per year for service on the Independent Directors Committee. In the first quarter of 2015, a Special Committee of the Board met periodically with the Chairperson receiving a monthly retainer of $10,000 and its members receiving a monthly retainer of $1,000. Each member of the Special Committee received $1,000 per meeting.

On April 3, 2012, we received an exemptive order from the SEC permitting us to award shares of restricted stock to our officers, employees and non-employee directors (the “Exemptive Order”). The Exemptive Order provides for a grant of 2,000 shares of restricted stock to our non-employee directors annually on the day of our annual meeting of shareholders for each year. One-third of the shares granted will vest on the anniversary of the grant for a three-year period. As of December 31, 2016, there were no outstanding option awards to outside directors.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
(Proposal No. 2)
PricewaterhouseCoopers LLP (“PwC”) has been selected as the independent registered public accounting firm by our Audit Committee and ratified by a majority of our Board, including a majority of the independent directors by vote cast in person, to audit the accounts of the Company for and during the Company's fiscal year ending December 31, 2017. This selection is subject to ratification or rejection by the shareholders of the Company. The Company knows of no direct or indirect financial interest of PwC in the Company.
Representatives of PwC will not attend the Annual Meeting in person but will be available to respond to questions by telephone.

Fees Paid to PwC for 2016 and 2015

PwC performed various audit and other services for us during 2016 and 2015. The following table presents a summary of the 2016 and 2015 fees billed by PwC:

	Fiscal Year Ended December 31, 2016	Fiscal Year Ended December 31, 2015
Audit Fees	$470,095	$442,000
Audit-Related Fees	0	87,785
Tax Fees	39,000	40,000
All Other Fees	1,960	1,960
TOTAL FEES:	$511,055	$571,745

Audit Fees

Audit fees include fees for professional services rendered by PwC in connection with its annual audit of the Company's consolidated financial statements, reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q, and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.” This includes fees billed for issuances of consents for Registration Statements and consultation regarding financial accounting standards and reporting standards.

Tax Fees

Tax fees consist of fees billed for professional services for corporate and subsidiary tax compliance, tax advice and tax planning. These services included assistance regarding federal, state, local and international tax compliance.

All Other Fees

All other fees would include fees for products and services other than the services reported above. In 2015 and 2016, these services included an accounting research tool licensed from PwC.

The Audit Committee has determined that the provision of non-audit services that were provided during 2016 is compatible with maintaining PwC's independence in performing audit services for the Company.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” ratification of the appointment of PwC as the independent registered public accounting firm of the Company.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal No. 3)
In accordance with Section 14A of the 1934 Act, we are providing the Company’s shareholders the opportunity to vote on a non-binding, advisory resolution to approve, on an advisory basis, the compensation of our named executive officers, which is described in the section titled “Compensation Discussion & Analysis” and the accompanying tabular and narrative disclosure in this Proxy Statement that are required to be disclosed pursuant to Regulation S-K Item 402.
As described in the section titled “Compensation Discussion & Analysis,” our executive compensation program is designed to attract, motivate and retain employees by providing market-competitive compensation while preserving company resources in order to maintain our leadership position as a venture capital firm. Shareholders are urged to read the Compensation Discussion & Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
The Compensation Committee seeks to retain employees and also to ensure that, in the future, they are compensated competitively when we recognize gains either through the sale of our portfolio companies or through their completion of IPOs. The Compensation Committee believes that retention is especially important for a company of our size (seven full-time employees and one part-time employee as of December 31, 2016), the specialized nature of our business.

In 2016, the main elements of our compensation program were base salary, bonus opportunities, existing restricted stock grants and other benefits and perquisites, and commencing in December 2015, severance benefits.

While the Compensation Committee considers the financial performance of the Company and its portfolio companies when it makes compensation decisions, it is cognizant that based on the nature of making venture capital investments in early-stage companies, most of which are currently privately held, financial performance, including the Company’s stock price, must be considered in the context of the long-term nature of the business.

Accordingly, the following resolution will be submitted for a shareholder vote at the Annual Meeting:
“RESOLVED, that the shareholders of 180 Degree Capital Corp. (the “Company”) approve, on an advisory basis, the overall compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K (See Regulation 14A, Rule 14a-21, instruction to paragraph (a)), as described in the Compensation Discussion & Analysis section and the accompanying tabular and narrative disclosure set forth in the Proxy Statement for this Annual Meeting.”
This vote is merely advisory and will not be binding upon the Company or the Board. However, the Board values constructive dialogue on executive compensation and other important governance topics with the Company’s shareholders and encourages all shareholders to vote their shares on this matter.
The Company intends to hold this shareholder advisory vote to approve executive compensation annually until the Company holds its next advisory vote on the frequency of shareholder advisory votes on executive compensation as required pursuant to Section 14A of the 1934 Act.
Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” this resolution.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proposal No. 4)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the Company’s shareholders the opportunity to cast an advisory vote on whether a non-binding shareholder resolution to approve the compensation of the Company’s named executive officers should occur every one, two or three years. Accordingly, the following resolution will be submitted for a shareholder vote at the Annual Meeting:

"RESOLVED, that the shareholders of 180 Degree Capital Corp. (the "Company") advise that an advisory resolution with respect to the overall compensation of the Company's named executive officers should be presented to the Company's shareholders every one, two or three years as reflected by the vote of the Company's shareholders for each of these alternatives in connection with this resolution."

Under new SEC rules, shareholders shall also have the option to abstain from voting on the matter.  The Board recommends that shareholders vote to hold an advisory vote on executive compensation every three years, or a triennial vote.

The Board has determined that an advisory shareholder vote on executive compensation every three years is the best approach for the Company and its shareholders for the following reasons:

•	A triennial vote encourages a longer-term evaluation of compensation history and business results.

The Board believes that there is some risk that an annual advisory vote on executive compensation could lead to a short-term stockholder perspective regarding executive compensation that does not align well with the longer-term approach used by our Compensation Committee. We believe a three-year cycle for the stockholder advisory vote will provide investors the most meaningful timing alternative by which to evaluate the effectiveness of our executive compensation strategies and their alignment with 180’s performance, financial results and business.

•	A triennial vote provides our Compensation Committee with adequate time to consider the results of say-on-pay votes and other stockholder input.

A triennial “say-on-pay” vote allows the Board to respond to stockholder sentiment and effectively implement any desired changes to executive compensation policies, practices and programs.

The Board believes that a triennial vote would not foreclose stockholder engagement on executive compensation during interim periods. Stockholders can currently provide input directly to the Board, its committees or individual directors as indicated in the section of this proxy entitled “Communications with the Board.” Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate their views on 180’s executive compensation programs.

The Board weighed these reasons against the arguments in support of conducting the advisory vote annually or biannually. In particular, the Board considered the value of the opportunity for stockholder input at each annual meeting, as well as the belief that annual votes would promote greater accountability on executive compensation. Although the Board believes that these and other positions put forth in favor of an annual “say-on-pay” vote are not without merit, on balance, the Board believes that a triennial approach is most appropriate for 180 and recommends such manner of voting to stockholders. The Compensation Committee intends to periodically reassess that view and, if it determines appropriate, may provide for an advisory vote on executive compensation on a more frequent basis.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” THREE YEARS on this proposal regarding the frequency of the shareholder vote to approve the compensation of the named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR THREE YEARS” FOR THIS PROPOSAL. NOTE:  SHAREHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE THE BOARD OF DIRECTORS’ RECOMMENDATION REGARDING THIS PROPOSAL.

OTHER BUSINESS
The Board does not intend to bring any other matters before the Annual Meeting and, at the date of mailing of this Proxy Statement, has not been informed of any matter that others may bring before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.
Annual Reports on Form 10‑K
Our Annual Report on Form 10‑K, as filed with the SEC, is being delivered with this Proxy Statement.
We undertake to provide, without charge, to each shareholder as of April 18, 2017, upon the written request of such shareholder, a copy of our Annual Report on Form 10-K and/or our last Quarterly Report on Form 10-Q, including the financial statements and the financial statement schedules, required to be filed with the SEC for our most recent fiscal year and/or quarter. Any shareholder who would like to request a copy of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q may do so by calling 973-746-4500 or submitting a written request to the following address, which shall contain a representation in good faith that such shareholder was a beneficial owner, as of April 18, 2017, of our securities, entitled to vote:
Investor Relations
180 Degree Capital Corp.
7 N. Willow Street, Suite 4B
Montclair, NJ 07042

By Order of the Board of Directors,

April 28, 2017	Kevin M. Rendino
Montclair, New Jersey	Chairman and Chief Executive Officer

180 DEGREE CAPITAL CORP.
7 NORTH WILLOW STREET, SUITE #4B
MONTCLAIR, NJ 07042

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Stacy R. Brandom 02 Charles E. Ramsey 03 Kevin M. Rendino 04 Richard P. Shanley 05 Daniel B. Wolfe

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 3 YEARS on proposal 4.

	1 year	2 years	3 years	Abstain
4. To vote on the frequency of shareholder votes on executive compensation ("Frequency of Advisory Votes on Executive Compensation Proposal").	☐	☐	☐	☐

NOTE: At their discretion, the Proxies are authorized to vote upon such other business, including postponements or adjournments, as may properly come before the meeting or any postponements or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

180 DEGREE CAPITAL CORP.
Annual Meeting of Shareholders
June 13, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kevin M. Rendino and Daniel B. Wolfe, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of 180 DEGREE CAPITAL CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EDT on June 13, 2017, at the offices of Schulte, Roth & Zabel, LLP 919 Third Avenue New York, New York 10022, and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED IN ITEM 1, “FOR” ITEMS 2 AND 3 AND "THREE YEARS" ON ITEM 4.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN ITEM 1, “FOR” ITEMS 2 AND 3 AND "THREE YEARS" ON ITEM 4.

Continued and to be signed on reverse side

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